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                                                                   EXHIBIT 10.19

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of December 13, 1993 by and between OmniCell Technologies, Inc., a California corporation (hereinafter referred to as the "Company"), and Sheldon D. Asher (hereinafter referred to as the "Executive").

                                  WITNESSETH:

     The company desires to enter into this Agreement and to employ the Executive and the Executive desires to enter into this Agreement and be employed by the Company, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, the Executive and the Company, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:

     1.   AGREEMENT TO EMPLOY

     The Company hereby employs the Executive, and the Executive hereby agrees to work in the employ of the Company, according to terms and conditions provided herein.

     2.   TERM OF EMPLOYMENT

     The employment term shall commence on December 13, 1993 (the "Commencement Date") and shall be on an at-will basis with either party having a right to terminate such employment, subject to the terms and provisions of this Agreement, including but not limited to those contained in Section 9 hereof (such period of employment being herein called the "Employment Period"), provided that for the period from December 13, 1993 through December 31, 1993, the Executive's base salary shall be 33% of the Base Rate as set forth in
Section 4.01 hereof.

     3.   DUTIES; SERVICE AS DIRECTOR

               (a) The Executive shall be employed (i) in the capacity of President and Chief Executive Officer of the Company to perform, subject to the direction and control of the Board of Directors of the Company, such duties as are customarily attendant to such office and such other duties as are reasonably assigned from time to time by such Board of Directors, and (ii) in such executive capacities as may be mutually agreed upon by the Board of Directors of the Company and the Executive in subsidiaries or affiliates of the Company.

               (b) Upon the Commencement Date, the Company's management shall take such action as may be necessary to cause the

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Executive to be named as a director of the Company. So long as the Executive is employed hereunder, the company will use its best efforts to cause the Executive to continue to serve as a director of the Company without any additional compensation to the Executive, and the company will nominate the Executive and recommend to its shareholders that they vote for the Executive as a director of the Company.

               (c) The Company agrees that, from and after an initial public offering of the Company's Common Stock and for so long thereafter as the Executive serves as a director of the Company, the Company will use its best efforts to maintain in effect policies of directors' and officers' liability insurance in an amount of coverage of at least $1,000,000 subject to a deductible of not more than $100,000.

     4.   COMPENSATION OF THE EXECUTIVE

     For the performance of his duties hereunder in all capacities, the Executive shall be compensated by and entitled to compensation by the Company as follows:

          4.1 Regular Salary. Subject to Section 2 hereof, Employee shall be entitled to receive a regular salary during the Employment Period at a rate equal to the Base Rate (as hereinafter defined), payable in accordance with the normal custom of the Company for its other executive employees. As used herein, "Base Rate" shall mean an amount of compensation as determined by the Board of Directors from time to time, which shall be reviewed at least annually, but shall be at least $200,000 per year.

          4.2 Performance Bonus. (a) In addition to such salary, commencing January 1, 1994 and thereafter during the Employment Period the Executive shall be entitled to receive additional compensation for his services ("Bonus Compensation") in respect of each calendar year of the Company ("Calendar Year") beginning or ending during the term of this Agreement, subject to subsection (b) below, in an amount based on the performance of the Executive during such Calendar Year as determined by the Board of Directors of the Company, provided that such amount shall be at least $50,000 in each Calendar Year or, if greater, for Calendar Year 1994, 1% of the gross revenues of the Company determined in accordance with generally accepted accounting principles and as set forth in the Company's financial statements, and for Calendar Years 1995 and thereafter, an amount determined pursuant to a formula to be established by the Company's Board of Directors based on relevant operating and other criteria. Bonus Compensation of $12,500 shall be paid in respect of each of the first three calendar quarters of the Company (each a "Calendar Quarter") (or, if greater, for each Calendar Quarter in Calendar Year 1994, 1% of the Company's gross revenues for such Calendar Quarter) within 10 days after the end

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of the corresponding Calendar Quarter and the remaining Bonus Compensation shall be paid within ninety (90) days after the end of the corresponding Calendar
Year. All Bonus Compensation will be payable in cash or, for Calendar Year 1994, at the election of Executive, which election shall be made by written notice given by the Executive to the Company no later than the last day of the corresponding Calendar Quarter or Calendar Year, in any combination of cash or the Company's stock as is mutually agreed upon.

               (a) To the extent that any Bonus Compensation is being paid in respect of a Calendar Quarter or Calendar Year during which the termination of this Agreement occurs, the amount of such Bonus Compensation to be paid shall be subject to proration based on the number of days in such Calendar Quarter or Calendar Year occurring during the term of this Agreement.

          4.3 Stock Options. Executive will receive as of the Commencement Date the grant to Executive of (i) an incentive stock option qualified as such pursuant to the Internal Revenue Code to purchase from the Company 330,000 shares of the company's common stock at a price equal to fair market value per share at the date of grant, which shall be $0.21 per share. Such options shall be granted pursuant to the Company's existing stock option plan (the "Plan") and shall be evidenced by an appropriate option agreement. This option will become exercisable with respect to one-sixtieth (1/60) of the total number of shares an each successive monthly anniversary of the Commencement Date until all shares covered thereby have become exercisable, provided that in the event that the Executive's employment by the Company is terminated without cause pursuant to
Section 9(d) hereof or is terminated as a result of the Executive's death or disability (i) within the first twelve months after the Commencement Date, this option will accelerate and become immediately exercisable with respect to an additional one-fifth (1/5) of the total number of shares subject to this option and (ii) at or subsequent to twelve months after the Commencement Date, this option will accelerate and become immediately exercisable with respect to the greater of (A) an additional one-fifth (1/5) of the total number of shares subject to this option and (B) 40% of the then-unvested shares subject to this option, and provided further, that in the event that, as the result of any sale of the Company's equity securities, merger, consolidation, sale of assets, or proxy contest, the persons who were directors of the Company immediately prior to such transaction shall not constitute a majority of the Board of Directors of the Company (or of the board of directors of any successor to or assign of the Company) immediately after the next election of directors of the Company (or such successor or assign) following such transaction, this option will accelerate and become immediately exercisable with respect to the total number of shares subject to this option. Once the option becomes exercisable with respect to a number of shares, the option will remain so

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exercisable for the remainder of its term. The option will have a term of ten years from the date of grant but would terminate in accordance with the Plan after the Executive's employment by the Company or any of its affiliates terminates.

     5.   VON-DISCLOSURE AND NON-COMPETITION

     The Company and the Executive agree that they will enter into a mutually acceptable agreement containing provisions with respect to non-disclosure by the Executive of confidential information relating to the Company and restricting the right of the Executive to compete with the Company during the period the Company shall continue to pay Executive's compensation as set forth in Section 9(g) hereof.

     6.   EMPLOYEE BENEFITS

               (a) During the Employment Period, the Executive and his dependents shall be entitled to participate in such employee benefits, including, but not limited to, sick days, holidays, group pension, life and health insurance and other medical and dental benefits, as the %Company may from time to time generally make available to its executive employees, provided that the Executive may in addition elect to continue coverage for him and his dependents pursuant to COBRA under his former employer's benefit plans for a period not to exceed 90 days and the Company will reimburse Executive for the cost thereof so long as such election is in effect. The Executive shall be entitled, during the term of his employment hereunder, to a paid vacation aggregating four (4) weeks per year, at a time or times mutually convenient to the Company and the Executive.

               (b) The Company shall pay or reimburse the Executive for (i) the cost of a $1,000,000 term life insurance policy on the life of the Executive, the owner and the beneficiaries of which may be designated by the Executive, subject to the Executive satisfactorily completing any required physical examination and (ii) a housing allowance which, for the period commencing on the earlier of July 1, 1994 or the date on which the Executive closes on the purchase of a home in the San Francisco Bay area, shall equal $50,000 per year, payable monthly, through the earlier of (A) the first anniversary of the closing of an initial public offering of the Company's common stock or of the acquisition of the Company in which its shareholders receive cash or publicly traded securities, (B) the closing of an acquisition of the Company in which its shareholders receive all cash, and (C) the month in which the aggregate of the Executive's Base Rate compensation plus his Bonus Compensation for the preceding 12 months equals or exceeds $350,000, provided that in any event, the $50,000 per year housing allowance will be paid for a minimum of 36 months after the commencement of such period.

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     7.   RELOCATION EXPENSES

               (a) Expenses incurred on or prior to July 1, 1995 relating to Executive's relocation from the Chicago metropolitan area to the San Francisco Bay area will be borne as follows:

                    (i) customary closing costs (including real estate commissions) payable by the seller relating to the sale of Executive's home in Lake Bluff, Illinois will be borne by the Company;

                    (ii) costs associated with the relocation of Executive's household (including 3 automobiles and packing and unpacking) from Lake Bluff, Illinois to either rental or purchased housing in the San Francisco Bay area, and, if to rental housing, from such rental -housing to purchased housing, will be borne by the Company;

                    (iii) living expenses in transit and temporary housing in the San Francisco Bay area (including apartment rental in lieu of hotel estimated at $1,500 per month) will be borne by the Company:

                    (iv) customary closing costs (including up to a maximum of three points) associated with obtaining a mortgage on and closing on Executive's new residence in the San Francisco Bay area will be borne by the Company;

                    (v) costs associated with air fare between Chicago and the San Francisco Bay area for the Executive and his family for the purpose of seeking housing or schooling in the San Francisco Bay area will be borne by the Company; and

                    (vi) 75% of the difference, if any, between the purchase price of Executive's Lake Bluff, Illinois home and capital improvements thereon and the selling price of such home (which difference, for purposes of determining the amount to be borne by the Company, will not exceed $50,000 without the approval of the Board of Directors of the Company), will be borne by the Company.

               (b) With respect to any payment by the Company for relocation expenses for the benefit of the Executive or his family pursuant to Section 7(a) (a "Payment") which is subject to any state, federal, Medicare, FICA or other income tax or would increase any such tax because of the deduction phase-out penalty provisions, the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all income taxes on such Payment, including, without limitation, any taxes imposed upon the Gross-Up Payment, or due as a

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result of such deduction phaseout penalty provisions, the Executive retains an amount of the Gross-Up Payment equal to the income taxes imposed upon and/or deductions lost as a result of such Payment. The Executive's accountant will submit documentation to the Company evidencing the calculation of the amount of any such Gross-Up Payment.

     8.   PURCHASE OF COMPANY STOCK

               (a) The Company hereby agrees to sell to the Executive-, or if designated by the Executive, to the Asher Family Trust and/or trusts for the benefit of the Executive's children (the "Purchaser(s)"), 100,000 shares of Series D preferred stock of the Company on the Commencement Date at a price equal to $2.17 per share, payable in cash, and simultaneously therewith the Company agrees to make five loans to the Purchaser(s) of $40,000 each (for an aggregate of $200,000) in principal amount, each such loan to relate to 20,000 shares of such stock, such loans bearing interest at 4% per year, and the principal of and accrued interest on such loans shall be repayable serially, the first on January 1, 1995 and the second through the fifth on each successive January 1 thereafter, Provided that so long as the Executive's employment by the Company has not been terminated prior to the date of maturity of any such loan the repayment of the principal of and all accrued interest on such 'loan shall be forgiven by the Company on such date of maturity.

               (b) Upon payment of the purchase price for the preferred stock referred to above, the Purchaser(s) shall have all of the rights of a stockholder with respect to the shares of preferred stock purchased by the Purchaser(s) pursuant to this Section 8, including the right to receive dividends and to vote such shares, except as provided in Subsection (c) hereof.

               (c) All certificates representing the shares of preferred stock of the Company purchased by the Purchaser(s) pursuant to this Section 8, shall be kept in the stock records of the Company and shall be delivered to the Purchaser(s) in installments of 20,000 shares each on January 1 in each year in which a loan matures as such loan is repaid or forgiven. Upon such repayment or forgiveness with respect to shares so held in the stock records of the Company, the Company shall deliver to the Purchaser(s) the certificates representing such shares and the Company shall pay any fees and expenses incident to such delivery.

               (d) The purchase of such shares by the Purchaser(s) shall be subject to the condition subsequent that the Company shall raise at least $5,000,000 in equity capital through the issuance and sale of Series E preferred stock by no later than December 24, 1993.

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     9.   TERMINATION

               (a) The employment of the Executive hereunder shall terminate automatically upon his death.

               (b) In the event of the disability or incapacity of the Executive, the Company may at any time thereafter elect to terminate the employment of the Executive hereunder by giving written notice of such termination to the Executive. For purposes hereof, "disability or incapacity" shall be deemed to exist-at such time as either of the following conditions has been met:

                    (i) The Executive - is unable to perform his basic duties hereunder after reasonable accommodation by reason of physical or mental illness or other incapacity and such disability shall exist for a continuous period in excess of 90 days, or

                    (ii) The Executive shall refuse to submit to a medical examination by a medical doctor reasonably acceptable to the Board of Directors of the Company and to the Executive to determine whether the Executive is unable to perform his basic duties hereunder by reason of physical or mental illness or other incapacity.

               (c) In the event of the engagement by the Executive in serious misconduct, the Company may at any time thereafter elect to terminate the employment of the Executive hereunder by giving written notice of such termination to the Executive. For purposes hereof, "serious misconduct" shall mean (i) fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company or any subsidiaries or affiliates thereof or act materially contrary to their best interests, or (ii) alcohol or drug abuse, or (iii) conviction of a felony.

               (d) The Company, in its discretion, may elect to terminate the employment of the Executive hereunder, whether or not there is an event of disability or incapacity or serious misconduct (i.e., without cause), by giving at least 20 days, prior written notice of such termination to the Executive.

               (e) The Executive may elect to terminate his employment hereunder for good reason. For purposes hereof, "good reason" shall mean the occurrence of any of the following without the consent of the Executive:

                    (i) a change in the Executive's title or position which represents a demotion from his title or position as in effect at the Commencement Date;

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                    (ii)  the assignment to the Executive of material duties or responsibilities which are not commensurate with such title or position or of any duties, responsibilities or directions which violate law; or

                    (iii) a failure by the Company to pay the compensation specified in section 4.01 or 4.02 or Sections 6, 7 or 8 hereof.

               (f) In the event of the termination of the employment of the Executive hereunder by reason of any of the events or circumstances described in subsection (a) or (c) above, the Company shall pay to the Executive, as of the effective date of such termination, any accrued and unpaid portion of his salary hereunder through the date of such termination, and, except as may be provided in the stock option agreement, Employer shall have no obligation to pay any other or additional compensation to the Executive hereunder.

               (g) In the event of the termination of the employment of the Executive hereunder by the Company under subsection (b) or (d) above or by the Executive under subsection (e) above, but in each case not under circumstances permitting termination under subsection (a) or (c) above (it being agreed that circumstances permitting termination under subsection (c) above shall be deemed not to exist unless the Company has otherwise notified the Executive by the effective date of such termination, in which event whether such circumstances exist shall be determined as a matter of fact), the Executive shall be entitled to receive compensation at the Base Rate in effect at the effective date of such termination plus $50,000 for a period equal to one year following the effective date of such termination, provided that in the event of termination under subsection (b), such amounts may be paid by the Company's insurance carrier and shall be reduced by the amount of proceeds received by Executive from federal or state disability insurance. Any amount payable under the preceding sentence shall be payable in three lump sum payments, the first 40% within 30 days after the effective date of such termination, the next 40% within 180 days after the effective date of such termination, and the final 20% within 360 days after the effective date of such termination.

               (h) In the event of the termination of the employment of the Executive hereunder for any reason, the maturity date of all loans referred to in Section 8 hereof shall be reset to the date which is 18 months after the effective date of such termination, provided that if the employment of the Executive is terminated without cause, the repayment of a pro rata portion of the principal of and accrued interest on any such loans which would otherwise have been due on the January 1 immediately after the effective date of such termination (such proration to be based on the number of days worked by the

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Executive in the year in which the effective date of such termination occurs)
shall be forgiven by the Company.

     10.  NOTICES

     Any notice to be given hereunder by either party to the other may be effected either by delivery of written notice in person or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the party at the address as follows:

          If to the Company, to:

          OmniCell Technologies, Inc.
          177 Jefferson Drive
          Menlo Park, California 95025

          If to the Executive, to:

          Mr. Sheldon Asher
          175 Norwich Court
          Lake Bluff, IL 60044

Each party may change his or its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt. Mailed notices shall be deemed communicated as of three (3) days after mailing.

     11.  AMENDMENTS

     Any modifications to this Agreement shall be effective only if they are in writing, signed by the Executive, and approved by the Board of Directors of the Company.

     12.  APPLICABLE LAW

     The rights, duties, and obligations of the Executive and the Company hereunder shall be construed in accordance with the laws of the State of California.

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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Employment Agreement as of the date first above written.

                                        OmniCell Technologies, Inc.


                                        By: /s/ Randall Lipps

                                             Name: Randall Lipps

                                             Title: Chairman


                                        /s/ Sheldon D. Asher
                                        Sheldon D. Asher

                                      10.